Exhibit 10(q)

ARTICLE 15

CONTRIBUTION LIMITATIONS

15.1	Basic Limitation

A Member’s Annual Additions with respect to any calendar year shall in no event exceed his Contribution Limitation for such calendar year.

Effective for calendar years beginning prior to January 1, 2009, in the event that a Member’s Contribution Limitation would be exceeded, his Annual Additions shall be reduced to an amount equal to his Contribution Limitation by reducing the components of his Annual Additions as necessary in the order in which they are listed in Section 15.4(b). Such reduction shall be made in accordance with Sections 15.2 and 15.3 (where applicable).

Effective for calendar years beginning on and after January 1, 2009, in the event that a Member’s Contribution Limitation would be exceeded, his Annual Additions shall be reduced to an amount equal to his Contribution Limitation by reducing the components of his Annual Additions as necessary in accordance with the correction methods specified in Section 6.06(2) and (3) of Revenue Procedure 2008-50 or its successor.

In applying these rules, this Plan and any other plan required to be aggregated with this Plan under Treas. Reg. § 1.415(f)-1 shall be treated as one plan.

15.2	Effect on Future Contributions

Articles 4 and 5 notwithstanding, the Salary Deferrals which a Member is permitted to contribute and his share of Company Contributions shall be reduced prospectively to the extent required by Section 15.1. The aggregate amount of the Company Contributions that otherwise would be made under Article 5 shall be reduced accordingly.

15.3	Effect on Prior Contributions

Effective for calendar years beginning prior to January 1, 2009, if a Member’s Annual Additions exceeds his Contribution Limitation, then such Excess Annual Additions as are attributable to Salary Deferrals and Company Contributions shall be eliminated as follows:

(a)	Excess Annual Additions attributable to Salary Deferrals, including investment gains, shall be distributed to the Member.

(b)

Excess Annual Additions attributable to Company Contributions shall be transferred to a suspense account. Any earnings, appreciation or losses attributable to the suspense account shall be allocated to such account. All amounts credited to the suspense account shall be applied to reduce Company Contributions for the next calendar year, and for succeeding calendar years if necessary. Such amounts shall be allocated among Members pursuant to Section 5.1 until the suspense account is exhausted (subject to this Article 15). No Company Contributions shall be made as long as any amount remains in the suspense account.

15.4	Definitions

As used in this Article 15, the following words and phrases shall have the following meanings:

(a)	“Affiliate” means any corporation which is a member of a “controlled group of corporations” (within the meaning of IRC section 1563(a), determined without regard to IRC sections 1563(a)(4) and 1563(e)(3)(C), and as modified by IRC section 415(h)) of which group PACCAR Inc is also a member.

(b)	“Annual Additions” with respect to any calendar year means the sum of the following:

(1)	Employee contributions made by the Member under all qualified defined-contribution or defined-benefit plans maintained by PACCAR Inc or any Affiliate, and any other plan required to be aggregated with this Plan pursuant to Treas. Reg. § 1.415(f)-1, during such calendar year;

(2)	Employer contributions and forfeitures allocated to the Member under all qualified defined-contribution plans maintained by PACCAR Inc or any Affiliate, other than this Plan, and any other plan required to be aggregated with this Plan pursuant to Treas. Reg. § 1.415(f)-1, as of any date within such calendar year;

(3)	Salary Deferrals contributed by the Member under this Plan during such calendar year; and

(4)	Company Contributions allocated to the Member under this Plan as of any date within such calendar year.

(5)	Any other amounts required to be included in Annual Additions by Treas. Reg. § 1.415(c)-1(b)

Notwithstanding the foregoing, Annual Additions shall not include any amounts required to be excluded from Annual Additions by Treas. Reg. § 1.415(c)-1(b).

(c)	“Compensation” for purposes of this Article 15 only, means compensation as described in Treas. Reg. § 1.415(c)-2(d)(4). Compensation shall also include compensation paid after severance from employment to the extent permitted Treas. Reg. § 1.415(c)-2(e)(3).

(d)	“Contribution Limitation” with respect to any calendar year means the lesser of (1) 100 percent of the Member’s Compensation for such calendar year or (2) $40,000 (as adjusted by the Commissioner of the Internal Revenue to reflect increases in the cost-of-living in accordance with section 415(d)(1)(C) of the IRC).

15.5.	Incorporation by Reference.

To the extent not otherwise provided herein and to the extent inconsistent with the provisions hereof and except as prohibited by applicable regulations under the IRC, the applicable limitations on contributions under section 415 of the IRC and the final regulations issued April 5, 2007 thereunder, are incorporated by reference and shall control over any contrary or omitted provisions in the Plan.